Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment No. 169 and Amendment No. 170 to the registration statement (Form N-1A, No. 002-97596 and No. 811-04297) of VanEck Funds and to the incorporation by reference of our reports dated February 26, 2021 on CM Commodity Index Fund, Emerging Markets Bond Fund, Emerging Markets Fund, Global Resources Fund (formerly, Global Hard Assets Fund), International Investors Gold Fund, VanEck Morningstar Wide Moat Fund and VanEck NDR Managed Allocation Fund (seven of the funds constituting VanEck Funds) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2020.

/s/ Ernst & Young LLP

New York, New York
July 12, 2021